For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         April 9, 2003

PHOTRONICS ANNOUNCES PROPOSED OFFERING $125 MILLION OF
CONVERTIBLE SUBORDINATED NOTES

BROOKFIELD, Connecticut   April 9, 2003 - Photronics, Inc. (Nasdaq:PLAB) today announced its intention to sell $125 million of Convertible Subordinated Notes due 2008, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act").  In addition, Photronics will grant initial purchasers an option to purchase up to an additional $25 million principal amount of the notes.  The notes will be convertible into Photronics common stock.  A portion of the net proceeds from the offering will be used to redeem on or after June 2, 2003, the Company's outstanding 6% convertible note issue due in 2004.  The balance of the proceeds will be used for general corporate purposes.

The notes to be offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

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